Exhibit 15.1

[JINCHENG TONGDA & NEAL LAW FIRM LETTERHEAD]

August 17, 2011

Sky-mobi Limited

10/F, Building B, United Mansion

No. 2, Zijinghua Road

Hangzhou, Zhejiang 310013

People’s Republic of China

Ladies and Gentlemen:

We hereby consent to the use of our name under the captions “Risk Factors” and “Regulations on Business” in Sky-mobi Limited’s Annual Report (the “Annual Report”) on Form 20-F for the year ended March 31, 2011, which will be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on August 17, 2011. We also consent to the filing with the SEC of this consent letter as an exhibit to the Annual Report. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ Jincheng Tongda & Neal Law Firm
Jincheng Tongda & Neal Law Firm